                               LICENSE AGREEMENT
                                                                   Exhibit 10.11

          This Agreement is made, effective November 1, 1992, by and between:

                Synergy Semiconductor Corporation, a California corporation, with its principal place of business at 3450 Central Expressway, Santa Clara. California 95051, USA ("Synergy"),
          and

                HEG mbH, a German limited liability company with its principal place of business at Wildbahn, O-1201 Frankfurt/Oder, Germany ("HEG")

          with reference to the following facts:

          A. Synergy has developed certain semiconductor wafer fabrication processes and product designs.

          B. HEG desires to obtain certain license rights to such processes and product designs.

          The parties agree as follows:

                1.  Definitions.
                    -----------

                (a) "Licensed Process" shall mean Synergy's ASSET wafer fabrication technologies, as described on Attachment A hereto, and all modifications and improvements (including documentation) thereto which Synergy implements during the term of this Agreement, for the production of integrated circuits.

                (b) "Licensed Designs" shall mean all integrated circuits, except ASICs, designed by or for Synergy for fabrication with the Licensed Process and generally commercially supplied by Synergy during the term of this Agreement; the product designs available as of the date of execution of this Agreement are specified in the (1992) Synergy Product Data Book.

                (c) "Patents" of a party shall mean patent applications in any country of the world which have effective filing dates on or prior to December 31, 1995 and patents issued thereon which are owned or controlled by such party or which such party has the right to grant license to the other party hereunder without payment of any compensation to third parties (except its employees or consultants).

                (d) "Subsidiary" shall mean a corporation, company or other entity:

                        (i) more than fifty percent (50%) of whose outstanding shares of securities (representing the right to vote for the election of directors or other managing authority) are; or

                        (ii) which does not have outstanding shares or
                securities, as may be the case in a partnership, joint venture, or unincorporated association, but more than fifty percent (50%) of the ownership interest representing the right to make the decisions for such corporation, company or other entity is; now or hereafter, owned or controlled, directly or indirectly by a party hereto, but such corporation, company or entity shall be deemed a Subsidiary only so long as such ownership or control exists.

                (e) "Contract Products" shall mean all integrated circuits manufactured by a process using all or substantially all of the Licensed Process or Licensed Designs.

                (f) "Technical Documents "shall mean Synergy's technical information in document form relating to the Licensed Process, as described in Attachment A hereto. or to the Licensed Designs, as described in Attachment B hereto.

                2.  Transfer of Technical Documents.
                    -------------------------------

                (a) Upon execution of this Agreement, Synergy shall commence the transfer to the HEG of one set of the Technical Documents then available at Synergy. Synergy agrees to use commercially reasonable efforts to comply with the technology transfer schedule attached hereto as Attachment C.

                (b) During the term of this Agreement, Synergy shall transfer to the HEG one set of documents describing improvements or modifications made by Synergy to the Licensed Process, Licensed Designs or Technical Documents transferred to HEG pursuant of Section 2(a) above as soon as practicable after Synergy uses such modifications or improvements for its design or fabrication of Contract Products.

                (c) During the term of this Agreement, HEG shall transfer to Synergy one Set of documents describing improvements or modifications made by HEG to the Technical Documents transferred to HEG pursuant to
          Section 2(a) above as soon as practicable after HEG uses such modifications or improvements for its design and fabrication of Contract Products; it being understood, however, that HEG will only transfer such modifications or improvements relating to items B.2 (except for equipment lists), 3, 4 and 5 of Attachment A insofar as and to the extent that those items are developed primarily for the purpose of modifying or improving the Licensed Process and are necessary to maintain process compatibility to enable HEG to manufacture Licensed Designs for Synergy.

                (d) Both parties will periodically discuss the direction of improvements for the Licensed Process so that they can maintain process compatibility to enable HEG to manufacture Licensed Designs for Synergy. Each party shall reasonably cooperate with the other's request regarding the direction of improvements to the Licensed Process.

                3.  Technical Assistance.
                    --------------------

                (a) Synergy will provide technical assistance in implementing the Licensed Process and the Licensed Designs as specified in Attachment C.

                (b) After the acceptance of the technology transfer in accordance with Attachment C, Synergy shall not be obligated to provide further technical assistance to HEG, except with respect to:
          (i) the provision and implementation of updates which reflect the modifications and improvements to the Licensed Process and Licensed Designs; (ii) the performance of warranty obligations; or (iii) pursuant to a technical support agreement separately agreed upon between the parties.

                4.  License Grant by Synergy.
                    ------------------------

                Synergy hereby grants to HEG, and HEG hereby accepts from Synergy, the worldwide and perpetual license to use, make, have made, sell or otherwise dispose of Contract Products utilizing the Licensed Process and/or the Licensed Designs, and any (i) Synergy's Patents, and (ii) copyrights, mask works, trade secrets and other intellectual property rights now or hereafter owned by Synergy therein, subject to the following conditions:

                    (a) The license shall be non-transferable and non-sublicensable, except that it shall extend to HEG's Subsidiaries, as long as they remain Subsidiaries, and provided that they agree in writing to be bound by all the obligations, of HEG hereunder.

                    (b) The license shall be non-exclusive, except that it shall be exclusive in the territory of Western and Eastern Europe, including the geographic area formerly known as the USSR, for the period through December 31, 1995.

                    (c) Upon payment of the amounts set forth in section 5, the license shall be fully-paid with respect to the use of the Licensed Process. if and to the extent that HEG exercises its rights to use the Licensed Designs, contingent royalties shall be payable in accordance with section 6.

                5.  Lump-Sum License Fee.
                    --------------------

                (a) In full consideration for the license to the Licensed Process granted hereunder, HEG shall pay to Synergy the non-refundable sum of Eight Million German Marks (DM 8,000,000). The payments will be made in the following installments:

                . Four Million German Marks (DM 4 million) not later than fourteen days after the execution of this Agreement; and

                . Two Million Four Hundred Thousand German Marks (DM 2.4 million) after completion of the technology transfer, as defined in Phase I of Attachment C; and

                . One Million Six Hundred Thousand (DM 1.6 million) upon acceptance of the Technology Transfer, as defined in Phase 3 of Attachment C.

                (b) The above license fee includes the consideration payable by HEG to Synergy for all improvements or modifications made by Synergy to the Licensed Process and Licensed Products and to be made available to HEG during the first three years of this Agreement. Synergy shall offer HEG any improvements or modifications to the Licensed Process and Licensed Products made by Synergy thereafter at a reasonable rate.


                6.    Contingent Royalties and Reimbursement of Product Data
                      ------------------------------------------------------
                      Transfer Costs.
                      --------------

                (a) In addition to the licensee fee payable under Section 5, HEG shall pay to Synergy royalties contingent upon HEG's Net Revenues from the sale of Contract Products incorporating or utilizing the Licensed Designs, until Synergy acquires an equity interest of fifty-one percent

          (51%) or more in HEG. The term "Net Revenues" shall mean the total sales prices collected by HEG (or by its Subsidiaries) from customers for Contract Products; provided, however, that:

                 (1) The total sales prices shall be reduced by the following expenses, unless charged separately to the customers: Commercially reasonable discounts or rebates, credits for returns, transportation charges, insurance, taxes (limited to import, export, sales, use, excise, value-added and similar taxes), customs duties and tariffs, installation and service fees, and the cost of any parts or components purchased by HEG from Synergy.

                 (2) If HEG, directly or indirectly, sells Contract Products covered by this Agreement to any customer (other than Synergy or its Subsidiaries) at terms and conditions other than on a commercial arms length basis, the applicable Net Revenues shall be determined by increasing the invoice price for such products to reflect the average per unit price charged by HEG, directly or indirectly, in commercial arms length transactions with other customers during the same royalty period.

             (b) The royalties payable by HEG to Synergy shall be computed by multiplying the Net Revenues with royalty rates, the amount of which shall depend upon the geographic source of the Net Revenues as follows:

          USA, Canada, Mexico, Japan, Western Europe and Rest of World Eastern Europe Korea

          Rate 2                  Rate l                               None.
                                  5% for sales prior to 12/31/1995
          17%                     4% for sales in 1996
                                  3% for sales after 12/31/1996

             (c) Royalties shall be due and payable within thirty calendar days (or sixty calendar days in the case of sales through Subsidiaries) after the expiration of the royalty period, during which the Contract Products were sold to the customers. For purposes of this Agreement. royalty period shall mean each semi-annual period ending on June 30 and December 31, respectively, during the term of this Agreement. until Synergy acquires an equity interest of fifty-one percent (51%) or more in HEG.

             (d) HEG shall pay all royalties in German Marks by check or wire transfer to the German bank designated by Synergy from time to time. For purposes of computing the royalties, all Net Revenues collected by HEG (or its Subsidiaries) and any other amounts stated in a currency other than German Marks shall be converted into German Marks at the official currency exchange rate published by the Frankfurter Allgemeine Zeitung for the last day of the applicable royalty period.

             (e) After the end of each royalty period, HEG shall submit to Synergy a written report regarding HEG's activities under this Agreement, including an accounting of all royalties earned by Synergy during the royalty period. Such reports shall specify, on a country by country basis, the amount/number and type of products subject to royalties hereunder that were sold or otherwise disposed of by or for HEG and/or its Subsidiaries during the applicable royalty period, the aggregate Net Revenues, and the royalties due thereon. Synergy shall keep said reports confidential.

             (f) HEG shall keep records adequate to verify each report and payment to be made pursuant to this Agreement for three full years following the submission of each such report and payment to Synergy, and shall require its Subsidiaries to do the same. HEG and its Subsidiaries shall permit their books and records to be examined once during any calendar year on reasonable notice during regular business hours by an independent auditor selected and paid for by Synergy. Such auditor shall not disclose to Synergy any information other than that relating solely to the correctness of, or necessity for, the reports and payments required under this Agreement.

             (g) In addition to the royalties payable hereunder, HEG shall reimburse Synergy for the reasonable costs of transferring the Licensed Designs to HEG, including the costs of the data tape, mask sets, and other materials and items.

             7:  Withholding Obligations.
                 -----------------------

             HEG shall make all payments required under this Agreement without deduction of any tax, duty, fee or commissions; provided, however, that HEG may deduct from such payments any income tax or tax of a similar nature imposed by the German government on the income of Synergy from such payment ("Withholding Tax") and actually paid by HEG for the account of Synergy, to the extent that such income tax does not exceed ten percent (10%) of the payment from which it is deducted. If HEG deducts any such Withholding Tax from such payments, HEG shall furnish Synergy with official tax receipts and other evidence acceptable to the United States Internal Revenue Service to establish that such Withholding Tax has been paid for the account of Synergy.

             8.    Option to Acquire License to Additional Technology.
                   --------------------------------------------------

             (a) Synergy hereby grants to HEG the options, exercisable by HEG at its sole discretion, to acquire non-exclusive licenses to Synergy's BiCMOS process and ASICs (collectively the "Advanced Technologies") upon completion of their development; provided that the grant of these options shall be contingent upon Synergy having acquired an equity interest of fifty-one percent (51%) or more in HEG. HEG shall have no obligation to acquire any or all of the Advanced Technologies.

             (b) Upon receipt of HEG's written notice of exercise, Synergy will grant to HEG a non-exclusive and non-transferable license to the Advanced Technology, with respect to which HEG has exercised its option. Unless otherwise agreed between the parties, the terms. conditions (excluding pricing) and limitations of the license(s) to be granted by Synergy to HEG will be substantially similar to those set forth in this Agreement; provided that the increase in HEG's technical capabilities is expected to result in a corresponding reduction in Synergy's technical assistance and support obligations in connection with the transfer of the Advanced Technologies to HEG.

             (c) In consideration for HEG's license to any Advanced Technology, HEG will pay to Synergy reasonable license fees and royalties, the amount of which shall be negotiated by the parties in good faith upon HEG's exercise of the particular option. Synergy and HEG agree that the factors to be considered in determining the amount of such license fees and royalties shall include the maturity of the Advanced Process; the timing of HEG's exercise of the particular option; the competitive market conditions at the time of HEG's exercise of the particular option; the market segments served by Synergy and HEG, respectively; the financial viability of HEG; and the expected return of Synergy on an overall basis.

             (d) Upon request of the other party, each party will execute and deliver to the other party such additional agreements or instruments as may be necessary or appropriate to document the rights and obligations of the parties with respect to any Advanced Process licensed to HEG pursuant to this Section 8.

             9.    Grant by HEG of Cross-License.
                   -----------------------------

             At Synergy's request, HEG will grant to Synergy the worldwide, non-exclusive and perpetual license to use, make. have made, sell or otherwise dispose of Contract Products under any intellectual property rights (excluding Patents) acquired by HEG with respect to improvements and modifications made by HEG to the Licensed Process. subject to the following conditions:

                   (a) The license shall be non-transferable and non-
             sublicensable, except that it shall extend to Synergy's Subsidiaries, as long as they remain Subsidiaries, and provided that they agree in writing to be bound by all the obligations of Synergy hereunder.

                   (b) For three years after the execution of this Agreement and provided that Synergy provides updates to HEG free of charge, this license shall be fully-paid and royalty-free. If and to the extent that Synergy elects to use HEG's modifications and improvements to the Licensed Process thereafter, Synergy shall pay reasonable contingent royalties to HEG, the amount of which shall be negotiated between the parties in good faith.

             10.   Confidentiality and Exchange of Confidential Information.
                   ---------------------------------------------------------

             (a) Each party acknowledges the proprietary nature of the Licensed Process and the Licensed Designs and any improvements and modifications thereto and the business advantage and opportunity provided thereby. Accordingly, each party agrees that information relating to the Licensed Process or Licensed Designs it receives from the other will be disclosed only to such of its employees or independent contractors who have a need to know such particular information in furtherance of their duties and are bound to an enforceable written agreement prohibiting them from disclosing any such information to any other party.

             (b) Except as provided above, each party further agrees and covenants that it will maintain such information in confidence and will not disclose it to any third party, except such information and only such information as:

                   1. is in the possession of the receiving party as of the effective date of this Agreement, independently of any disclosure by the disclosing party, as evidenced by written documents in existence prior to the date of any disclosure of such information to the receiving party by the disclosing party;

                   2. is or becomes available to the public, separate and apart from any disclosures by the receiving party:

                   3. is learned by the receiving party from a third party entitled to disclose such information, provided the receiving party complies with all restrictions imposed by the third party; or

                   4.   is independently developed by the receiving party.

               (c) The parties acknowledge that the information covered by this
          Section 10 are of a special, unique and intellectual character which gives them particular value, and that a breach thereof could result in irreparable and continuing damage for which there can be no reasonable or adequate damages, remedy or compensation in an action of law. Each party expressly agrees that each shall be entitled to injunctive relief, a decree for specific performance and/or other equitable relief in the event of any breach or threatened breach by the other of its obligations or promises under this Section 10, in addition to any other rights or remedies which it may possess (including monetary damages, if appropriate).

               (d) The obligations set forth in this Section 10 shall expire at the fifth (5th) anniversary of receipt of information with regard to each piece of information and survive termination or this Agreement for such period. After expiration of such period for each piece of information, the receiving party may sublicense that information to third parties, provided that such third parties are bound to confidentiality restrictions similar to the provisions of this Section 10.

                11.   Warranty Obligations and Indemnity.
                      ----------------------------------

                Synergy hereby represents and warrants that:

                      (a) Synergy has independently developed certain Patents,
                masks works, copyrights, trade secrets and other intellectual property rights and know-how with respect to the Licensed Process and the Licensed Designs and has taken all commercially reasonable steps to protect its inventions, including the filing and prosecution of applications and registrations with appropriate agencies in the United States, Japan, Korea and Europe, and the safeguarding of its trade secrets.

                      (b) Synergy owns or has all necessary right, title and
                interest to the Licensed Process and the Licensed Designs to be provided by Synergy to HEG under this Agreement;

                      (c) The grant of the licenses hereunder will not violate
                any obligation of Synergy to any third parry, and Synergy has all requisite legal and corporate power to execute and deliver this Agreement and to grant HEG licenses to the Licensed Process and to the Licensed Designs;

                      (d) Upon completion by Synergy of the technology transfer, the rights. materials, data and information made available to HEG will be complete and current versions of all components of the Licensed Process and the Licensed Designs, which are in the possession of or available to Synergy and which are reasonably required by HEG to design and manufacture Contract Products. The items transferred to HEG will in all material respects be identical to the data, information and materials used by Synergy in its own manufacture of Contract Products utilizing the Licensed Process and the Licensed Designs;

                      (e) The use by HEG of the Licensed Process or the Licensed
                Designs and the manufacture of Contract Products therewith will not infringe the intellectual property rights of any third party. Synergy will defend and hold HEG harmless against all claims, damages, losses and liabilities (including reasonable attorneys fees) based on the allegation that HEG's use of the Licensed Process or the Licensed Designs infringes the rights of any third party, if (1) HEG gives Synergy notice of any such allegation without undue delay; (2) Synergy has full control over the defense and settlement of any resulting legal proceeding; and (3) HEG, at Synergy's request and expense, reasonably assists Synergy in its defense.

                      (f) The performance and characteristics of the Licensed
                Process and Licensed Designs will substantially conform to the specifications set forth in the Technical Documents.

                12.   Disclaimers and Limitations of Liability.
                      ----------------------------------------

                (a) Synergy does not represent or warrant that the utilization by HEG of the Licensed Products or the Licensed Designs will be result in a minimum yield, that the manufacture of Contract Products will be economically profitable for HEG, or that the use of the Licensed Products or the Licensed Designs will be uninterrupted or error-free, it being understood that the degree of success with which processes, designs and technologies can be applied to the manufacture of semiconductors is dependent upon a variety of factors, many of which are not under Synergy's control.

                (b) Except as expressly provided in Section 11, above, neither party grants to the other party any warranties, either express or implied, as to the Licensed Process, the Licensed Designs, the Technical Documents or any other materials, data or services provided hereunder, including any implied warranties of merchantability, fitness for a particular purpose and non-infringement.

                (c) Except for a breach of Section 11, above, neither party shall be liable under any contract, strict liability, negligence or other legal or equitable theory (except those based on intentional or grossly negligent torts) for any indirect, incidental, special or consequential damages, lost profits. lost data or cost of procurement of substitute goods, technology or services.

                13.   Term and Termination.
                      --------------------

                (a) This Agreement shall become effective on November 1 , 1992, and shall remain in force until terminated pursuant to this
          Section 13.

                (b) Either party shall have the right to terminate this Agreement, if it withdraws, at its sole discretion, from the privatization of HEG as contemplated in the Term Sheet Concerning the Privatization of the Core Business of MTG mbH i.L - Frankfurt/Oder Site, dated October 28, 1992. If Synergy terminates this Agreement for such reason, all amounts paid under this Agreement shall be refunded to HEG. If HEG terminates this Agreement for such reason, Synergy shall be entitled to retain the amount of DM 400,000 in order to compensate Synergy for its past activities under this Agreement and the increased risk of misappropriation and unauthorized disclosure of its intellectual property rights.

                (c) Either party may terminate this Agreement in the event of bankruptcy, insolvency or winding-up of the other party's business by giving the other party thirty (30) days written notice of termination.

                (d) Either party may terminate this Agreement by written notice specifying the cause in detail in the event of a material breach or default by the other in the performance of any one or more of the material provisions contained in this Agreement, provided that if the offending party shall during the thirty (30) days immediately following its receipt of written notice of the breach or default, remedy the breach or default upon which the notice is based, then the notice shall not become effective, and this Agreement shall remain in full force and effect. Notwithstanding the above, in the event either party breaches its obligations under Section 10 above, the non-breaching party shall be entitled among other things, to immediately terminate this Agreement.

                (e) Section 10 shall survive the termination of this Agreement.

                14.   Export Controls.
                      ---------------

                (a) HEG hereby agrees to comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or re-export of any proprietary information or Licensed Process, Licensed Design, or copy of any direct product thereof in violation of any such restrictions, laws or regulations to any destination specified in Attachment D, as amended from time to time; Synergy shall obtain any necessary licenses and/or exemptions with respect to the export from the U.S. of all Synergy proprietary information and shall demonstrate to HEG compliance with all applicable laws and regulations prior to delivery.

                (b) Synergy hereby agrees that it shall not export or re-export, directly or indirectly, any technical data received from HEG hereunder or direct product thereof in violation of any export control laws and regulations of the U.S. and Germany.


                15.   Government Compliance.
                      ---------------------

                (a) HEG represents, warrants and agrees that, except as expressly provided hereunder, neither this Agreement (or any term hereof) nor the performance or exercise of rights under this Agreement, is restricted by, contrary to, in conflict with, ineffective under, requires registration under, or affects Synergy's proprietary rights (or the duration thereof) under, or will require any compulsory licensing under, any law or regulation of any organization or governmental entity located within Germany.

                (b) Synergy represents, warrants and agrees that, except as expressly provided hereunder, neither this Agreement (or any term hereof) nor the performance or exercise of rights under this Agreement, is restricted by, contrary to, in conflict with, ineffective under, requires registration under, or affects HEG's proprietary rights (or the duration thereof) under, or will require any compulsory licensing under, any law or regulation of any organization or governmental entity located within the United States.

                16.   Miscellaneous.
                      -------------

                (a) This Agreement is executed with the understanding that it embodies the entire agreement between the parties with respect to the subject matter hereof and that there are no prior representations, warranties or agreements relating thereto. This Agreement may be modified only by a duly executed writing.

                (b) This Agreement shall be governed by the laws of Germany without regard to the conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sales of Goods. Except as provided in Section 10(c), above, any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in Berlin, Germany, in accordance with the UNCITRAL arbitration rules, and judgment upon the award rendered may be entered in any court having jurisdiction thereof,

                (c) The prevailing party in any legal action (including arbitration) brought to enforce this Agreement shall be entitled to legal fees and costs. Any provision of this Agreement hold to be invalid shall not render this Agreement invalid as a whole.

                (d) Neither party may assign (including assignments by law, mergers, acquisitions or any other change of control) its rights and obligations under this Agreement without the other party's prior written consent; any proposed assignment made without the requisite consent shall be null and void.

                                     * * *

          The parties have caused their duly authorized representatives to execute this Agreement.

                                    SYNERGY SEMICONDUCTOR CORPORATION


                                    By:
                                       --------------------------------
                                            Thomas Mino, President


                                    HEG mbH



                                    By:
                                       --------------------------------
                                        [Represented by Dr. W. Schaaf]

                                  ATTACHMENT A

                     Technical Documents - Licensed Process
                     --------------------------------------

Definition of Licensed Process:
- ------------------------------

Wafer fabrication processes and sub-processes modules used to produce the ASSET device and the device structures encompassed in the ASSET 1.5 micron and 1.2 micron bipolar technologies. Device structures and process modules include, but are not limited to, then following:

          .  Open bottom slot with thin side wall oxide
          . Wide slot ground tap with selective poly-silicon doping . Side wall sinker
          .  Two step polish planarization
          .  Field oxidation self aligned to slot
          .  Emitter first transistor structure
          .  Silicided poly, glass enclosed emitter structure
          .  Metal to metal inter poly via contact
          .  SOG pre-metal I planarization process
          .  TIN metal 1 barrier
          .  SOG pre-metal 2 planarization process
          .  Multiple deposition spacer process
          .  Silicided poly of refractory metal base contact
          .  Silicided poly and Al-Si-Cu RIE Process
          .  Reliability Rate

The technology includes all updates implemented prior to December 31, 1995 including 1 micron and sub-micron process modules. Included are evolutionary improvements such as slot walled transistors, masked sinker, side based contact transistors, and the split emitter transistor structure.

Technical Documents: (Technology Specific)
- -------------------

A. All design rules, design rule assumptions and mask generating rules used to produce ASSET products.

      1. Lithography rules, etch bias assumptions, topological design rules.
      2. Data base grids, alignment marks, critical dimension bars.
      3. Database on process control monitors.

B. All show-how and know-how of the ASSET/(TM)/ process and sub-process modules.

      1. Detailed process flows including all specifications.
      2. Equipment list and specifications on equipment.
      3. All equipment set up procedures.
      4. All times, temperatures, gasses and flows.
      5. Critical dimension, V/I film/epi thicknesses.
      6. All in process checks and tests.

C.    All information regarding process integration.

      1. Device cross sections, scanning election microscope photographs of device structures and cross sections, doping profiles and junction depths.
      2.  Descriptions of device related process steps.
      3.  Description of yield related process steps.
      4.  Description of performance related process steps.
      5. Complete review and description summary of historical ASSET process trends, problems encountered and solutions found. Critical trends discussed and reviewed.

D. Process parametric tests. Description, specifications, hardware used. distribution and trended results.

      1.  Test structure, test conditions and historical trends.
      2. Test equipment, hardware and software used in parametric tests. One set of interface hardware and one set of software included.
      3.  Trend charts and SPC monitors.

E.    Description of CAD tools used for product design and exchange.

      1.  Data base.
      2.  Reticle generation.
      3.  CALMA GDS II stream tape, finished reticles used as transfer medium.

F.    Design tools and methodology (based on Cadence tools and HSPICE)

      1. Basic cell libraries for devices and macros.
      2. Know-how/show-how design technology, including HSPICE stimulation.

          .  Schematic entry and cross-check know-how
          .  Circuit simulation
          .  Design layout
          .  Design identification (LVS)

                                  ATTACHMENT B

                                Licensed Designs
                                ----------------

Definition of Licensed Designs:
- ------------------------------

ECL SRAMS, MSI/LSI Logic meaning, specifically, then products encompassed by the following logic families: F100K, F100K Series 300, SUPER 300K, ECLinPS, SPECL, Series 810/880/881, 10/100H600 Series and 10/100700-900 Series.

As a matter of practice, these products will be defined as the ones contained in the present (1992) Synergy Product Data Book and/or Product Selection Guide or Products that are developed by engineers of HEG under contract for Synergy or that are independently developed by Synergy. Products that are jointly developed by Synergy and HEG or are independently developed by HEG are specifically excluded from this list of products.

The table below more clearly outlines this relationship:


              ------------------------------------------------------------------
                                             Designs
- --------------------------------------------------------------------------------
  Markets       Existing at    Developed by/1/    Developed by/2/   Developed by
                1. Jan. 1993    Synergy after        the Joint     Synergy after
                 (Synergy)      1. Jan. 1993       Venture (after   1. Jan 1996
                               to 31. Dec. 95       1. Jan.1993)
- --------------------------------------------------------------------------------
USA, Mexico,    Non-exclusive   Non-exclusive           FREE       Non-exclusive
  Canada,          Royalty         Royalty           No Royalty          PL
Japan, Korea       Rate 2           Rate 2           --                Royalty
                                                                       Rate 2
- --------------------------------------------------------------------------------
  Western         Exclusive       Exclusive             FREE       Non-exclusive
  Europe           Royalty         Royalty           No Royalty       Royalty
                   Rate 1          Rate 1            --                Rate 1
- --------------------------------------------------------------------------------
  Eastern         Exclusive       Exclusive             FREE            FREE
  Europe            FREE            FREE             No Royalty      No Royalty
                No Royalty/3/   No Royalty/3/        --              --
                --              --
- --------------------------------------------------------------------------------
   R.o.W.       Non-exclusive   Non-exclusive           FREE       Non-exclusive
                      PL             PL              No Royalty          PL
                   Royalty         Royalty           --                Royalty
                   Rate l          Rate l                              Rate 1
- --------------------------------------------------------------------------------

                                    Legend:

1       Including contracted development (from Synergy to HFO/J.V.)
2       Including joint development between Synergy and J.V.
3       Cost reimbursement for transfer of product know-how



NOTE: Table only valid for time frame with Synergy share less than 51%; with Synergy having greater than 51% all rights free, no royalties.

Rate 2                  Rate l

                        5% for sales prior to 12/31/1995
17%                     4% for sales in 1996
                        3% for sales after 12/31/1996

Technical Documents: (Design Specific)
- -------------------

A.   Mask Index:
     a. Mask tooling instructions and specifications:

     b. Fabrication specifications

B.   Product Data Sheets and Electrical Specifications.

C. Test tapes and hardware documentation (Provided ATE tester identical oe software/hardware compatible.

D.   Product assembly and/or build sheets.

E.   Other documents and information that is reasonably required.

                                  ATTACHMENT C

                         Phases of Technology Transfer
                         -----------------------------

Phase 1: ASSET/TM/ Technology Transfer (to be completed by 1/31/1993)

      a. Key HEG Engineering Staff trained in ASSET/(TM)/ Technology and Design methodology:

             . Maximum of 10 people from Frankfurt/Oder are trained in the Synergy facility in Santa Clara for 6 weeks; expenses paid by HEG (60 man weeks);

             . Develop detailed knowledge of ASSET/(TM)/ Technology and all relevant sub process modules;

             . Synergy provides know-how and show-how in Santa Clara, California;

      b.  Synergy prepares and transfers technology documentation to HEG:

             . In general, this involves transferring all key documentation describe in Attachment A, subparagraph I.

      c.  Key Equipment identified and ordered.

Phase 2: Sub-process Development (To be completed by 4/31/1993)

      a.  All key sub-process processes run by HEG Engineers

      b.  Engineering data derived and positive results demonstrated.

      c.  New Equipment installed and qualified.

              Any reasonable assistance required in transferring the technology will be provided by Synergy at no extra cost.

Phase 3: Fully-functional Product (To be completed by 10/31/1993)

      a.  Fully functional product is defined as:

              . A logic Product built in the Synergy CAL/(TM)/ family that is mutually agreed to.

              . Product that meets product data sheet parametric AC and DC specifications.

              . Yields on four wafer lots which are started as a minimum of 24 wafers that demonstrate an average of 50% of Synergy's yields at wafer sort.

              . Because many wafers on early lots will be sacrificed for destructive engineering analysis, yields for the purpose of demonstrating this phase of the ASSET/(TM)/ technology transfer will be based on percent of good die yielding on wafers that come out of the fabrication process, not on wafers started, or entering the process.